SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 1, 2010

Date of Report

December 1, 2010

(Date of earliest event reported)

Cinjet, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52446	20-8609439
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

123 West Nye Lane, Ste 129 Carson City, NV  89706

(Address of principal executive offices, including zip code)

714-276-7816

(Registrant’s telephone number, including area code)

3252 Holiday Ct., Ste. 224,  LaJolla, CA 92037

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.01

Changes in Control of Registrant

On December 1, 2010, Russell Schechter, the Company’s sole officer and director and majority shareholder sold 7,500,000 shares of common stock to Diane Button for $100. Mr. Schechter appointed Diane Button to the Board of Directors of the Company and as sole officer.  Mr. Schechter then resigned as an officer and director of the Company.  Ms. Button now controls approximately 69.59% of the 10,777,000 shares of common stock issued and outstanding in Cinjet, Inc.

Diane S. Button. For the past five years, Ms. Button has been an Independent Agent under contract with AFLAC, (American Family Life Assurance of Columbus). Currently, as an independent contractor, Ms. Button is a customer service specialist for major businesses and also a sales representative for AFLAC with a product line of supplemental insurance products. Ms. Button is also the sole director and officer of Cactus Ventures, Inc., a shell company listed on the OTCBB under the symbol “CTVN.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 1, 2010, the name and the number of shares of the Registrant’s Common Stock, par value, $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Registrant to own beneficially, more than 5% of the 10,777,000 issued and outstanding shares of the Registrant’s Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Common	Diane Button (1)	7,500,000	69.59%

Common	Olga Kravchenko	950,000	8.81%
	1359 Ahlrich Ave.
	Encinitas, CA 92024

Common	Katrina A. Starling	1,000,000	9.27%
	P.O. Box 7565
	Spreckels, CA 93962

Common	Jill Strahl	1,000,000	9.27%
	814 Bel Air Way
	Salinas, CA 93901

Total Officers and Directors As a Group (1 Person)		7,500,000	69.69%

(1)

Officer and director

There are no contracts or other arrangements that could result in a change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINJET, INC.

DATE:  December 1, 2010

By: /s/ Diane Button

Diane Button, President

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